August 15, 2016

Molina Healthcare, Inc. 200 Oceangate, Suite 100 Long Beach, CA 90802

Ladies and Gentlemen:
In our capacity as special Pennsylvania counsel to Children’s Behavioral Health, Inc., a Pennsylvania corporation (“BH”), The Redco Group, Inc., a Pennsylvania corporation (“RG”), and Pathways Community Services LLC, a Pennsylvania limited liability company (“PCS”), you have requested our opinion in connection with the matters set forth herein. In this letter BH, RG and PCS are referred to collectively as the “Pennsylvania Guarantors,” and individually as a “Pennsylvania Guarantor.” We have been advised that Molina Healthcare, Inc., a Delaware corporation (the “Company”), is filing a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), relating to the registration by the Company of $700,000,000 aggregate principal amount of 5.375% Senior Notes due 2022 (the “Exchange Notes”) and the guarantees thereof (the “Exchange Guarantees”) by certain of the Company’s subsidiaries, including the Pennsylvania Guarantors, to be offered in exchange for up to an equal principal amount of the Company’s outstanding 5.375% Senior Notes due 2022 and the guarantees thereof by the Guarantors. The Exchange Notes and the Exchange Guarantees will be issued in accordance with the terms of the Indenture dated as of November 10, 2015 (the “Original Indenture”), by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of February 16, 2016 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), by and among the Company, the guarantors named therein and the Trustee.
Materials Examined
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Pennsylvania Guarantors and others as to factual matters without having independently verified such factual matters, and we have assumed, with your consent, the accuracy of all of such factual matters.
Opinions
Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:
1.Based solely on recently dated subsistence certificates for each of the Pennsylvania Guarantors issued by the Pennsylvania Department of State, each of BH and RG is a corporation validly subsisting under the laws of the Commonwealth of Pennsylvania, and PCS is a limited liability company validly subsisting under such laws;

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One Liberty Place 1650 Market Street Suite 2800 Philadelphia, PA 19103215.665.2000 800.523.2900 215.665.2013 Fax cozen.com

Molina Healthcare, Inc.

2.Each of the Pennsylvania Guarantors has all requisite corporate or limited liability company power, as applicable, and corporate or limited liability company authority, as applicable, to execute and deliver the Supplemental Indenture and the Exchange Guarantees to which it is a party and to perform its obligations under the Indenture and such Exchange Guarantees; and
3.Each of the Pennsylvania Guarantors has taken all necessary corporate or limited liability company action, as applicable, to authorize the execution and delivery of the Supplemental Indenture and the Exchange Guarantees to which it is a party, and the performance of its obligations under the Indenture and such Exchange Guarantees.
Certain Assumptions, Limitations and Qualifications
The opinions herein are subject to the following assumptions, limitations and qualifications:
1.We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.
2.We express no opinion as to the laws of any jurisdiction other than the internal laws of the Commonwealth of Pennsylvania, as such are in effect on the date hereof.
3.We express no opinion as to the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences.
4.With your consent, we have assumed that the Indenture, the Exchange Notes and the Exchange Guarantees (collectively, the “Operative Documents”) have been duly authorized, executed and delivered, as applicable, by each of the parties thereto (other than the Pennsylvania Guarantors) under the laws of their respective jurisdictions of organization.
This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name in the prospectus included in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
Sincerely,

/s/ COZEN O'CONNOR

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One Liberty Place 1650 Market Street Suite 2800 Philadelphia, PA 19103215.665.2000 800.523.2900 215.665.2013 Fax cozen.com